UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Inter-Tel (Delaware), Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 30, 2007, Inter-Tel (Delaware), Incorporated issued a press release urging stockholders to vote “FOR” the Mitel merger on the WHITE proxy card at the August 2, 2007 Special Meeting of Stockholders. As previously announced on April 26, 2007, Inter-Tel entered into a definitive merger agreement whereby Mitel Networks Corporation will acquire Inter-Tel for $25.60 per Inter-Tel share in cash, representing a total purchase price of approximately $723 million.

A copy of the press release follows:

NEWS RELEASE

For Release	July 30, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL URGES STOCKHOLDERS TO VOTE “FOR” THE MITEL

MERGER ON THE WHITE PROXY CARD

Special Meeting to be held on August 2, 2007

TEMPE, AZ., July 30, 2007 –With the August 2, 2007 Special Meeting of Stockholders rapidly approaching, Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today urged stockholders to vote “FOR” the Mitel merger on the WHITE proxy card. As previously announced on April 26, 2007, Inter-Tel entered into a definitive merger agreement whereby Mitel will acquire Inter-Tel for $25.60 per Inter-Tel share in cash, representing a total purchase price of approximately $723 million.

The Company also noted that Steven G. Mihaylo has publicly withdrawn his leveraged recapitalization strategy and acknowledged that, in his words, “there can be no assurance . . . that a leveraged recapitalization of Inter-Tel would yield greater value than the Mitel merger.”

Alexander L. Cappello, Inter-Tel’s Chairman, stated, “I want to encourage every Inter-Tel stockholder to vote for the Mitel merger on the WHITE proxy card. We believe that the Mitel merger is the best alternative available for stockholders, particularly in light of recent developments in our business, the intensely competitive landscape and rapidly consolidating industry in which we operate, the current debt financing environment, and the absence of any higher offer to buy the Company.

“We believe that the withdrawal of Mr. Mihaylo’s leveraged recapitalization strategy confirms what we have been saying all along, that the Mitel merger is the best transaction available to Inter-Tel stockholders.”

Each Inter-Tel stockholder’s vote is extremely important regardless of the number of shares owned. Inter-Tel stockholders should vote by telephone or by Internet by following the easy instructions on the WHITE proxy card, or by signing, dating and returning the WHITE proxy card by expedited delivery to ensure their shares are voted at the August 2 Special meeting.

Stockholders who previously voted on Mr. Mihaylo’s green proxy card have every legal right to change their vote by voting a WHITE proxy card TODAY—by telephone, by Internet or by expedited delivery. Only the latest dated proxy will count at the meeting. We urge stockholders to simply discard and not to return any Green proxy card sent to them by Steven G. Mihaylo.

Stockholders who need assistance in the last-minute voting of their shares may call Inter-Tel’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Additional Information

In connection with soliciting proxies for the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007 and a proxy supplement on July 10, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THE PROXY SUPPLEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement, the proxy supplement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement, the proxy supplement and related proxy materials for the Special Meeting of Stockholders, which is scheduled for August 2, 2007.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.

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